Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129826) pertaining to the RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan, the RBC Bearings Incorporated Amended and Restated 2001 Stock Option Plan, the RBC Bearings Incorporated 1998 Stock Option Plan, and the June 23, 1997 RBC Bearings Incorporated Warrant Agreements of our report dated June 2, 2006 with respect to the consolidated financial statements and schedule of RBC Bearings Incorporated included in the Annual Report (Form 10-K) for the year ended April 1, 2006.

/s/ Ernst & Young LLP

Hartford, Connecticut
June 13, 2006